Exhibit 99.1

For Immediate Release

Contact:

Al Palombo
Dan Coccoluto	Lester Rosenkrantz
Omtool, Ltd.	Cameron Associates
Chief Financial Officer (Acting)	Investor Relations
603-898-8900, ext. 1446	(212) 245-8800 Ext. 209
coccoluto@omtool.com	al@cameronassoc.com

OMTOOL REPORTS 35% INCREASE IN REVENUES OVER FIRST QUARTER 2003

Company Delivers Substantial Increase in Net Income for the Quarter

SALEM, N.H., April 20, 2004 – Omtool, Ltd. (NASDAQ: OMTL),  a leading provider of electronic business document exchange systems and software, today reported results of operations for the first quarter ended March 31, 2004.  Total revenues for the first quarter were approximately $4.0 million, compared with revenues of approximately $3.0 million for the first quarter of 2003, an increase of 35%.

Net income for the quarter ended March 31, 2004 was approximately $380,000 or $0.21 per pre-split fully diluted share, as compared to a net loss of approximately $665,000 or $(0.38) per pre-split fully diluted share for the same quarter of 2003.  On March 30, 2004 the Company announced a 2 for 1 stock split in the form of a dividend with an effective date of April 27, 2004.  Provided on a pro forma basis and reflecting the dilution that will result from the previously-announced stock split, net income per fully diluted share on a post-split basis for the quarter ended March 31, 2004 is $0.10 per share as compared to a net loss of $(0.19) per fully diluted share for the comparable period last year.

Commenting on the results, Robert Voelk, President and Chief Executive Officer of Omtool stated, “I continue to be pleased with our progress as we ended the quarter stronger, making noted improvements to our balance sheet and successfully attracting new investors to the Company.  The outstanding results of the quarter reflect our commitment to aggressively manage our operating expenses, generate revenue growth as well as profitability.”  Voelk continued, “Our core business is meeting the expectations we set for it based on what we encountered at the end of 2003 and the quarter was highlighted by early and very positive indications of interest in our AccuRoute 2.0 product.  These indicators lead us to believe that we are well positioned for growth and profitability as the year unfolds.  As the identified opportunities for our AccuRoute 2.0 product move through our sales process, our goal is for this product to become the primary driving force of our future growth and profitability. The launch of the AccuRoute 2.0 document delivery system in January of this year allowed Omtool to provide an ‘out of the box’ solution for the standardized routing, archiving and management of documents, either in paper or electronic form.  The AccuRoute 2.0 document delivery system integrates all scan enabled devices, as well as corporate e-mail, enterprise application systems and fax systems, into a unified document workflow infrastructure giving the product a competitive edge.”

Voelk concluded, “Given our current revenue and operating expense trends, and the reception our products have been receiving in the marketplace, we continue to expect that 2004 quarterly results will show significant improvement over 2003.  We will continue to drive for steady and consistent improvements in top and bottom line comparable quarterly results and look forward to continuing the momentum we have initiated in the first quarter.”

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About Omtool, Ltd.
Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange.  Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company’s existing communication infrastructure.  Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into industry-leading multifunction and scanning devices.  Based in Salem, N.H., and with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding the Company’s future financial and operating performance, customer interest in the AccuRoute™ product and the future plans of Company management.  These forward-looking statements are neither promises nor guarantees, but are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in the forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax™ software products, the success of the Company’s channel sales strategies, business partner strategies and new marketing efforts, the continuation of market demand for fax-based software solutions, fluctuations in quarterly results of operations, dependence on continuing market acceptance of Fax Sr. NT™ software, changes in the regulatory environment, dependence on continuing growth in the number of organizations implementing secure electronic document exchange, competition, the Company’s ability to complete development of, and market acceptance of new products, including the AccuRoute, Genidocs and Genifax software products, product enhancements, the risks associated with reductions in staff and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2004.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follow.

Consolidated Statements of Operations

(in Thousands except Per
Share Amounts)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Revenues:
Software license	$1,172	$878
Hardware	1,167	506
Service and other	1,689	1,598
Total revenues	4,028	2,982
Cost of revenues:
Software license	32	54
Hardware	674	348
Service and other	747	792
Total cost of revenues	1,453	1,194
Gross profit	2,575	1,788
Operating expenses:
Sales and marketing	1,043	1,332
Research and development	471	584
General and administrative	700	732
Total operating expenses	2,214	2,648
Income (loss) from operations	361	(860)
Interest and other income	38	39
Income (loss) before tax provision (benefit)	399	(821)
Tax provision (benefit)	19	(156)
Net Income (loss)	$380	$(665)

Net income (loss) per share
Basic – Pre-split	$0.22	$(0.38)
Basic – Post-split	$0.11	$(0.19)

Weighted average number of common shares outstanding
Basic – Pre-split	1,757	1,746
Basic – Post-split	3,514	3,492

Net income (loss) per share
Diluted – Pre-split	$0.21	$(0.38)
Diluted – Post-split	$0.10	$(0.19)

Weighted average number of common shares outstanding
Diluted – Pre-split	1,840	1,746
Diluted – Post-split	3,680	3,492

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Balance Sheets	March 31, 2004	December 31, 2003
(in Thousands)	(Unaudited)

Assets:
Cash and cash equivalents	$9,948	$8,242
Accounts receivable, net	1,780	1,535
Inventory	28	38
Prepaids and other	328	268
	12,084	10,083
Property and equipment, net	330	395
Other assets	14	14
	$12,428	$10,492
Liabilities and stockholders’ equity:
Accounts payable	$919	$884
Accrued expenses	1,337	1,203
Accrued state sales tax	1,034	1,010
Accrued restructuring	300	444
Deferred revenue	3,483	3,512
	7,073	7,053
Stockholders’ equity	5,355	3,439
	$12,428	$10,492